Exhibit

Sub-Item 77D  - Policies with respect to Security Investments

Pursuant to an exemptive order received from the Securities and Exchange Commission (the "SEC") in August 2001, Dreyfus Premier Micro-Cap Growth Fund (the "Fund") may invest its uninvested cash reserves, or cash it receives as collateral from borrowers of its portfolio securities in connection with the Fund's securities lending program, in shares of one or more registered money market funds advised by the Fund's investment adviser, The Dreyfus Corporation. Such investments may be in excess of the limitations imposed under the Investment Company Act of 1940, as amended, except that the Fund's aggregate investment of uninvested cash reserves in such money market funds may not exceed 25% of its total assets. The Supplement dated August 27, 2001 to the Statement of Additional Information dated August 1, 2001 for Dreyfus Premier Opportunity Funds and previously filed with the SEC reflects such changes in the Fund's permissible portfolio securities and investment techniques.





























MICROCAPNSAR930exh.doc